Exhibit 10.5
CNA FINANCIAL CORPORATION
STOCK PURCHASE AGREEMENT
PURCHASE OF THE 2008 SENIOR
PREFERRED STOCK
DATED AS OF OCTOBER 27, 2008

CNA FINANCIAL CORPORATION
STOCK PURCHASE AGREEMENT
PURCHASE OF 2008 SENIOR
PREFERRED STOCK
As of October 27, 2008
Loews Corporation
667 Madison Avenue
New York, New York 10021-8087
Attn: General Counsel
Gentlemen:
     The undersigned, CNA Financial Corporation, a Delaware corporation, hereby confirms its agreement with you as follows:
I.
AUTHORIZATION AND FORM OF STOCK; CLOSING; EXCHANGE OF SHARES
     1.1 Authorization of Stock and Form of 2008 Senior Preferred. The Company proposes to designate, authorize and create a series of its preferred stock, designated the 2008 Senior Preferred Stock, having no par value (the “2008 Senior Preferred”), consisting of 12,500 shares and having the designation, powers, preferences and rights and the qualifications, limitations and restrictions thereof set forth in the certificate of designation with respect to such Series (as validly amended, modified or supplemented from time to time, the “2008 Senior Preferred Certificate”) in the form of Exhibit 1.1 attached hereto and made a part hereof.
     1.2 Closing; Payment. Subject to the terms and conditions of this Agreement, including, without limitation, the valid adoption by the Company of the 2008 Senior Preferred Certificate and the filing thereof with the Secretary of State of Delaware, and upon the basis of the representations and warranties herein contained, on November 7, 2008, or at such earlier or later date as the parties shall agree (the “Closing Date”), the Company hereby agrees to sell to you and issue to you or your nominee, and you agree to purchase from the Company 12,500 shares of 2008 Senior Preferred for an aggregate purchase price of $1,250,000,000. You shall pay $1,250,000,000 in currently available funds to the Company by wire transfer against delivery by the Company of stock certificates evidencing the 2008 Senior Preferred to be purchased by you, registered in your name or that of your nominee, as you may direct. The consummation of the transactions contemplated hereby is hereinafter called the “Closing”. The Closing shall take place on the Closing Date at 10:00 A.M. Central Time at the offices of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois, or at such other time and place as shall be agreed upon by the parties.

II.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants that as of the date hereof and as of the Closing:
     2.1 Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as currently conducted and to own and use its Property and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the character of its Property or the nature of its activities makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on the business or Property of the Company and its Subsidiaries (as defined in Section 2.2 below), taken as a whole (a “Material Adverse Effect”).
     2.2 Organization and Qualification of Subsidiaries. Each subsidiary of the Company that is a “significant subsidiary”, as defined in Rule 405 of the regulations under the Securities Act, (each a “Subsidiary”) has been duly incorporated and is validly existing as an insurance company (other than The Continental Corporation, which is validly existing as a New York business corporation) and is authorized to transact its business under the insurance code of its domiciliary state with full corporate power and authority to conduct its business as currently conducted and to own and use the properties owned by it, and is duly licensed to do businesses as a foreign insurer and is authorized to transact its business under the laws of each jurisdiction which requires such licensure where the character of its Property or the nature of its activities makes such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.
     2.3 No Conflict. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and the 2008 Senior Preferred Certificate do not and will not (1) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company; (2) contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree applicable to the Company or its subsidiaries, or require any consent, approval or other action by, filing with or notice to any governmental authority (including without limitation any regulatory authority), other than the filing of the 2008 Senior Preferred Certificate with the Secretary of State of the State of Delaware; (3) require any consent or other action by, filing with or notice to, any person under, constitute a default under (or an event that, with or without notice or lapse of time or both, would constitute a default), or cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which the Company or any of its subsidiaries is entitled under (A) any provision of any agreement or other instrument binding upon the Company or any of its subsidiaries or (B) any license, franchise, permit, certificate, approval or other similar authorization held by, or affecting, or relating to, the assets or business of the Company or any of its subsidiaries; or (4) result in the creation or imposition of any lien or other encumbrance on any asset of the Company or any of its subsidiaries, other than such exceptions in the case of clauses (2), (3) and (4) as would not, individually or in the aggregate, be reasonably expected to materially impair or delay the ability of the Company to consummate the transactions contemplated by this Agreement or the 2008 Senior Preferred Certificate or have a Material Adverse Effect.

     2.4 Litigation, etc. There are no actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company and/or any Subsidiaries before any court or before any administrative agency or administrative officer or executive, which may reasonably be expected to have a Material Adverse Effect on the ability of the Company to perform its obligations under this Agreement or the 2008 Senior Preferred Certificate.
     2.5 Company Authorizations. The 2008 Senior Preferred Certificate and this Agreement will have been duly authorized by the Company on or before the Closing; this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors rights generally or by equitable principles in any action (legal or equitable).
     2.6 Extent of Offering. Neither the Company nor, to its knowledge, any agent acting on its behalf has sold or offered to sell any or all of the 2008 Senior Preferred or any similar securities so as to bring the issuance or sale of the 2008 Senior Preferred within the provisions of Section 5 of the Securities Act.
     2.7 No Default. To the knowledge of the Company, neither the Company nor any of the Subsidiaries is either (i) in default under any (a) order, judgment, decree or ruling of any court, arbitrator or Governmental Authority, or (b) contract, agreement or instrument to which it is a party or by which it or any of its Property is bound, or (ii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority, in neither case, which could reasonably be expected to have a Material Adverse Effect.
     2.8 Capital Stock. Subject to the valid filing of the 2008 Senior Preferred Certificate with the Secretary of State of Delaware, the authorized capital stock of the Company on the Closing Date will consist of 500,000,000 shares of Common Stock, with a par value of $2.50 per share, and 12,500,000 shares of Preferred Stock, with no par value, of which 12,500 are designated 2008 Senior Preferred. No Holder of any Security of the Company (a) will be entitled to any preemptive rights or (b) will have any right of first refusal to purchase any shares of the 2008 Senior Preferred to be issued and sold or otherwise transferred to you pursuant to this Agreement. The shares of the 2008 Senior Preferred to be issued to you at the Closing, shall be, upon issuance, validly issued, fully paid and nonassessable and free and clear of any liens or other encumbrances (other than any liens or encumbrances that may be created as a result of your ownership of the shares of 2008 Senior Preferred).
     2.9 Dividends. The Company has taken no action which would require or permit it to treat the 2008 Senior Preferred as other than equity or dividends declared or paid on the 2008 Senior Preferred as other than dividends on its books or its federal, state or local income tax returns.
     2.10 Periodic Reports. The Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Company’s Quarterly Reports on Form 10-Q, for the quarterly periods ending March 31, 2008 and June 30, 2008, when they were filed with the Securities and Exchange Commission, conformed in all material respects to the requirements of the Securities Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
     2.11 Absence of Material Adverse Effect. Since December 31, 2007, except as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Company’s Quarterly Reports on Form 10-Q, for the quarterly periods ending March 31, 2008 and June 30, 2008, and except as disclosed to you in writing prior to the date hereof, there have not been any events or developments that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     2.12 Ratings. As of the date hereof, the Company’s subsidiary Continental Casualty Company maintains insurer financial strength ratings of “A” from A.M. Best Company, A3 from Moody’s Investors Services and A- from Standard & Poor’s.
III.
REPRESENTATIONS AND WARRANTIES OF INVESTOR
     3.1 Investment Intent, etc. You represent and warrant that you are acquiring the 2008 Senior Preferred purchased or otherwise acquired hereunder for your own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution (within the meaning of the Securities Act) thereof, nor with any present intention of selling or otherwise disposing of the same subject, nevertheless, to any requirement of law that the disposition of your Property shall at all times be within your control.
     3.2 Sophistication, Financial Strength, Access, etc. You represent, warrant and acknowledge that you are an accredited investor (as the term is defined in Rule 501 promulgated by the Securities and Exchange Commission under the Securities Act) and that your principal place of business is the address set forth on page one hereof. You acknowledge that you are fully informed that the shares of 2008 Senior Preferred being sold to you hereunder are being sold pursuant to a private offering exemption of the Securities Act and are not being registered under the Securities Act or under the securities or blue sky laws of any state or foreign jurisdiction; that such shares of 2008 Senior Preferred must be held indefinitely unless they are subsequently registered under the Securities Act and any applicable state securities or blue sky laws, or unless an exemption from registration is available thereunder; and that the Company has no obligation to register such shares of the 2008 Senior Preferred. You acknowledge that all documents, records and books pertaining to the investment in the Company contemplated hereby have been made available or delivered to you; that you have had an opportunity to ask questions of and receive answers from the Company and its officers.
     3.3 Organization of Investor. You represent and warrant that you are a corporation duly organized, validly existing and in good standing under the laws of your state of incorporation, and that you have all requisite power and authority to carry out the transactions provided for in, or contemplated by, this Agreement.
     3.4 Authorization. You represent and warrant that as of the Closing, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, have been duly authorized by you. The fulfillment of and compliance with the terms of this Agreement by you will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, or (iii) result in a violation of, breach of or default under (a) your certificate of incorporation or bylaws or (b) any law, statute, rule or regulation to which you are subject, or (c) any agreement, instrument, order, judgment or decree to which you are a party, bound or subject.
     3.5 Binding Effect. You represent and warrant that this Agreement constitutes your valid and binding obligation, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors rights generally or by equitable principles in any action (legal or equitable).
IV.
CONDITIONS TO CLOSING
     The Company’s obligations to issue and sell to you the 2008 Senior Preferred at the Closing and to consummate the other transactions contemplated herein, as provided in Article I hereof, shall be subject to the prior approval thereof by the Special Review Committee of the Board of Directors of the Company established by resolution of the Board on October 13, 2008 (the “Special Review Committee”). Your obligation to purchase 2008 Senior Preferred at the Closing and to consummate the other transactions contemplated herein, as provided in Article I hereof, shall be subject to the satisfaction of the following conditions, any of which may be waived by you in writing:
     4.1 Representations and Warranties True at Closing: Non-Occurrence of Default. The representations and warranties contained in Article II hereof shall be true as of the Closing Date, there shall exist no condition, event or fact constituting, or which, with notice or passage of time or both, would constitute a material default in the observance of any of the Company’s undertakings or covenants hereunder, or pursuant to the 2008 Senior Preferred Certificate, no material adverse change shall have occurred in the business, Property, prospects or condition (financial or otherwise) of the Company between the date of this Agreement and the Closing Date, and all conditions precedent to the Closing to be performed by the Company shall have been complied with; and an Executive Vice President or a Senior Vice President of the Company shall deliver to you at the Closing a certificate to such effect, executed by him, dated the Closing Date.
     4.2 Corporate Proceedings. All corporate and other proceedings required to be taken in connection with the transactions contemplated hereby, shall be satisfactory in form and substance to you and your counsel, and you and your counsel shall have received all such counterpart originals or certified or other copies of such documents as you or your counsel shall reasonably request.
     4.3 2008 Senior Preferred Certificate. The Board (and/or a properly authorized committee thereof) shall have adopted the resolution embodied in the 2008 Senior Preferred Certificate; and the 2008 Senior Preferred Certificate shall have been filed with the Secretary of State of Delaware, and its terms shall have become effective, and you shall have received a copy of the 2008 Senior Preferred Certificate, certified by the Secretary of the State of Delaware.

     4.4 Legal Opinion. You shall have received an opinion of counsel from Jonathan D. Kantor, Esq., Executive Vice President, Secretary and General Counsel of the Company, substantially in the form attached hereto and made a part hereof as Exhibit 4.4.
V.
COVENANTS OF THE COMPANY
     5.1 Dividends Received Deduction. The Company covenants and agrees that, except as otherwise provided in this Article V, so long as any shares of the 2008 Senior Preferred actually issued hereunder shall be outstanding, the Company shall:
          (A) Treat the shares of 2008 Senior Preferred as Stock and not as indebtedness, and treat the dividends paid (or accrued) with respect to the shares of 2008 Senior Preferred as distributions within the meaning of Section 301 of the Code, and not as interest.
          (B) Not take any action which could reasonably be expected by it (i) to require or permit the Company to treat the dividends paid with respect to the 2008 Senior Preferred as interest for any purpose, (ii) to cause the 2008 Senior Preferred to be treated as indebtedness for purposes of Section 385 of the Code or any successor provision of the Code and the regulations promulgated thereunder, or (iii) to cause the dividends received deduction under Section 243 of the Code (the “Dividends Received Deduction”) to cease to be available, in whole or in part, with respect to dividends on the 2008 Senior Preferred received by any corporate Holder.
          (C) Without limiting the generality of the foregoing Subsection (B), (i) not claim a deduction for dividends paid on the 2008 Senior Preferred whether as interest or otherwise, in any federal income tax return, claim for refund of federal income tax or other submission to the Internal Revenue Service and (ii) unless required to do so by accounting principles generally accepted in the United States of America, not treat the 2008 Senior Preferred other than as equity capital or the dividends paid thereon other than as dividends paid on capital in any report to stockholders or any governmental body having jurisdiction over the Company or otherwise.
          (D) Not exercise any option or election that may at any time be available under the Code or otherwise to deduct all or part of any dividend paid with respect to the shares of 2008 Senior Preferred if so doing would increase the amount of such dividend includable for federal, state or local income tax purposes in the income of any corporate Holder of shares of the 2008 Senior Preferred.
          (E) At the request of any corporate Holder of 2008 Senior Preferred, join with such Holder in the submission to the Internal Revenue Service of a request for a ruling that dividends paid on the 2008 Senior Preferred will be eligible for the Dividends Received Deduction for federal income tax purposes; in addition, the Company shall cooperate with and support any corporate Holder in any litigation, appeal or other proceeding challenging or contesting any ruling, technical advice, finding or determination of the Internal Revenue Service that dividends paid on the 2008 Senior Preferred are to be treated as indebtedness for purposes of the Code or are not eligible for the Dividends Received Deduction. The cooperation and support required of the Company by the preceding sentence shall be at the expense of such corporate Holder, except that the Company will pay all fees and expenses (whether incurred by it or a corporate Holder) in connection with any such submission, litigation, appeal or other proceeding necessitated or caused by a breach by the Company of its covenants contained in this Section 5.1.
          (F) Notwithstanding anything herein to the contrary, nothing herein shall limit or otherwise restrict the authority of the Company to take any actions or exercise any options in relation to the 2008 Senior Preferred in accordance with the terms of the 2008 Senior Preferred Certificate.
     5.2 Use of Proceeds. The Company covenants and agrees that it will use $1.0 billion of the proceeds from the sale of the 2008 Senior Preferred to purchase capital surplus notes issued by Continental Casualty Company and the balance of such proceeds for general corporate purposes.
VI.
TRANSFER OF SECURITIES
     The shares of 2008 Senior Preferred shall not be transferable except upon the conditions specified in this Article VI, which conditions are intended to insure compliance with the provisions of the Securities Act and state securities laws in respect of the transfer of any such shares.
     6.1 Restrictive Legends.
          (A) Unless and until otherwise permitted by this Article, each certificate for 2008 Senior Preferred issued to you or your nominee, or to any subsequent transferee shall be stamped or otherwise imprinted with a legend in substantially the following form:
“The shares represented hereby have not been registered under the Securities Act of 1933, as amended, and thus may not be offered for sale, sold, transferred or otherwise disposed of unless registered under the Securities Act of 1933, as amended, or unless an exemption from such registration is available. Further, such transfer is subject to the conditions specified in a Stock Purchase Agreement dated as of [ ], 2008, between Loews Corporation and CNA Financial Corporation (the “Company”), a copy of which Agreement is on file and may be inspected at the principal office of the Company. A copy of such Agreement will be furnished by the Company to the holder hereof upon request and without charge. Under certain circumstances specified in such Agreement, the Company has agreed to deliver to the holder hereof a new certificate, not bearing this legend, for all or part of the number of shares evidenced hereby, as the case may be, registered in the name of such holder or designated nominee.”
          (B) Each certificate for 2008 Senior Preferred shall be stamped or otherwise imprinted with a legend in substantially the following form:

“A statement of the relative rights and preferences of the Company’s Common Stock and each series of preferred stock will be furnished by the Company to the holder hereof upon request and without charge.”
          The Company may stop, or may order its transfer agent for the 2008 Senior Preferred to stop, the transfer of any shares of the 2008 Senior Preferred bearing the legend set forth in Subsection A of this Section 6.1 until the conditions of this Article VI with respect to the transfer of such shares have been satisfied.
     6.2 Notice of Proposed Transfer. If, prior to any transfer or sale of any shares of 2008 Senior Preferred, the Holder desiring to effect such transfer or sale shall deliver a written notice to the Company describing briefly the manner of such transfer or sale and a written opinion of counsel for such Holder (provided that such counsel, and the form and substance of such opinion, are reasonably satisfactory to the Company) to the effect that such transfer or sale may be effected without the registration of such shares under the Securities Act, the Company shall thereupon permit or cause its transfer agent (if any) to permit such transfer or sale to be effected; provided, however, that if in such written notice the transferring Holder represents and warrants to the Company that the transfer or sale is to a purchaser or transferee whom the transferring Holder knows or reasonably believes to be a “qualified institutional buyer”, as that term is defined in Rule 144A promulgated by the Securities and Exchange Commission under the Securities Act (“Rule 144A”), no opinion shall be required.
     6.3 Termination of Restrictions.
          (A) Notwithstanding the foregoing provisions of this Article VI, the restrictions imposed by this Article VI upon the transferability of 2008 Senior Preferred shall terminate as to any particular share of 2008 Senior Preferred when (1) such Security shall have been effectively registered under the Securities Act and sold by the Holder thereof in accordance with such registration, or (2) a written opinion to the effect that such restrictions are no longer required or necessary under any federal or state securities law or regulation have been received from counsel for the Holder thereof (provided that such counsel and the form and substance of such opinion, are reasonably satisfactory to the Company) or counsel for the Company, or (3) such Security shall have been sold without registration under the Securities Act in compliance with Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act (“Rule 144”), or (4) the Company is reasonably satisfied that the Holder of such Security shall, in accordance with the terms of Subsection (b)(1) of Rule 144, be entitled to sell such Security pursuant to such Subsection, or (5) a letter or an order shall have been issued to the Holder thereof by the staff of the Securities and Exchange Commission or such Commission stating that no enforcement action shall be recommended by such staff or taken by such Commission, as the case may be, if such Security is transferred without registration under the Securities Act in accordance with the conditions set forth in such letter or order and such letter or order specifies that no subsequent restrictions on transfer are required.
          (B) Whenever the restrictions imposed by this Article VI shall terminate, as hereinabove provided, the Holder of any particular share of 2008 Senior Preferred then outstanding as to which such restrictions shall have terminated, shall be entitled to receive from the Company, without expense to such Holder, one or more new certificates for 2008 Senior Preferred not bearing the restrictive legend set forth in Section 6.1(A) hereof.
     6.4 Compliance with Rule 144 and Rule 144A. At the written request of any Holder of 2008 Senior Preferred who proposes to sell any shares of 2008 Senior Preferred in compliance with Rule 144, the Company shall furnish to such Holder, within ten days after receipt of such request, a written statement as to whether or not the Company is in compliance with the filing requirements of the Securities and Exchange Commission as set forth in such Rule. For purposes of effecting compliance with Rule 144A, in connection with any resales of any shares of 2008 Senior Preferred that hereafter may be effected pursuant to the provisions of Rule 144A, any Holder of shares of 2008 Senior Preferred desiring to effect such resale and each prospective institutional purchaser of such shares designated by such Holder shall have the right, at any time the Company is not subject to Section 13 or 15(d) of the Securities and Exchange Act, to obtain from the Company, upon the written request of such Holder and at the Company’s expense the documents specified in Section (d)(4)(i) of Rule 144A, as such rule may be amended from time to time.
     6.5 Non-Applicability of Restrictions on Transfer. Notwithstanding the provisions of Section 6.2 hereof, any record owner of 2008 Senior Preferred may from time to time transfer all or part of such record owner’s 2008 Senior Preferred (i) to a nominee identified in writing to the Company as being the nominee of or for such record owner, and any nominee of or for a beneficial owner of 2008 Senior Preferred identified in writing to the Company as being the nominee of or for such beneficial owner may from time to time transfer all or part of the 2008 Senior Preferred registered in the name of such nominee but held as nominee on behalf of such beneficial owner, to such beneficial owner, or (ii) if such record owner is a partnership or the nominee of a partnership, to a partner, retired partner, or estate of a partner or retired partner, of such partnership, so long as such transfer is in accordance with the transferee’s interest in such partnership and is without consideration; provided, however, that each such transferee shall remain subject to all restrictions on the transfer of shares of 2008 Senior Preferred herein contained.
VII.
DEFINITIONS
     All capitalized terms used herein, but not otherwise defined shall have the meaning set forth in the 2008 Senior Preferred Certificate. For the purposes of this Agreement, the following terms shall have the following meanings:
     “Agreement” shall mean, and the words “herein,” “hereof,” “hereunder” and words of similar import shall refer to this Agreement and any amendment or supplement hereto.
     “Closing” shall have the meaning set forth in Section 1.2 hereof.
     “Closing Date” shall have the meaning set forth in Section 1.2 hereof.
     “Company” shall mean CNA Financial Corporation, a Delaware corporation, and all successor corporations thereof.

     “Dividends Received Deduction” shall have the meaning set forth in Section 5.1(B) hereof.
     “Governmental Authority” shall mean (a) the government of (i) the United States of America or any state or other political subdivision thereof, or (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
     “Holders” shall mean the Persons who shall from time to time, own, of record or beneficially, any shares of 2008 Senior Preferred. The term “Holder” shall mean any one of the Holders.
     “Internal Revenue Service” shall mean the United States Internal Revenue Service or any successor to the functions of such agency.
     “Material Adverse Effect” shall have the meaning set forth in Section 2.1 hereof.
     “Property” shall mean an interest in any kind of property or assets, whether real, personal or mixed, or tangible or intangible.
     “Rule 144” shall have the meaning set forth in Section 6.3(A) hereof.
     “Rule 144A” shall have the meaning set forth in Section 6.2 hereof.
     “Securities Act” shall mean the Securities Act of 1933, as amended prior to or after the date of this Agreement, or any federal statute or statutes which shall be enacted to take the place of such Act, together with all rules and regulations promulgated thereunder.
     “Securities and Exchange Commission” shall mean the United States Securities and Exchange Commission or any successor to the functions of such agency.
     “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended prior to or after the date of this Agreement, or any federal statute or statutes which shall be enacted to take the place of such Act, together with all rules and regulations promulgated thereunder.
     “2008 Senior Preferred” shall mean the Company’s 2008 Senior Preferred Stock, no par value, and any Stock into which such Stock may hereafter be changed.
     “Subsidiary” shall have the meaning set forth in Section 2.2 hereof.
VIII.
MISCELLANEOUS
     8.1 Amendment and Waiver.
          (A) Any term, covenant, agreement or condition contained in this Agreement may be amended, or compliance therewith may be waived (either generally or in particular instances and either retroactively or prospectively), (i) if prior to the Closing, by written instruments signed by you and the Company, and (ii) if subsequent to the Closing, by written instruments signed by the Company and the Holders of a majority of the then outstanding shares of 2008 Senior Preferred.
          (B) This Agreement shall not be altered, amended or supplemented except by written instruments. Any waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
     8.2 Lost, Etc., Securities. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of any certificate of 2008 Senior Preferred and (in case of loss, theft or destruction) receipt of indemnity satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such 2008 Senior Preferred certificate, if mutilated, the Company will make, and deliver, in lieu of such 2008 Senior Preferred certificate, a new 2008 Senior Preferred certificate of like tenor. Any 2008 Senior Preferred Certificate made and delivered in accordance with the provisions of this Section 8.2 shall be dated as of the date of the 2008 Senior Preferred certificate in lieu of which such new 2008 Senior Preferred certificate is made and delivered. If you or your affiliate are the beneficial owner of such lost, stolen or destroyed 2008 Senior Preferred certificate, then the affidavit of your or your affiliate’s president (or other chief executive officer) and any vice president or treasurer (if you or your affiliate are a corporation) or your or your affiliate’s general partner (if you or your affiliate are a partnership), setting forth the fact of loss, theft or destruction and your or your affiliate’s beneficial ownership of such 2008 Senior Preferred certificate at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and, except as required by law, no indemnity shall be required as a condition to execution and delivery of a new 2008 Senior Preferred certificate other than your or your affiliate’s written agreement to indemnify the Company and its directors, officers and agents. The term “outstanding” when used in this Agreement with reference to 2008 Senior Preferred as of any particular time, shall not include 2008 Senior Preferred in lieu of which a new 2008 Senior Preferred certificate has been made and delivered by the Company in accordance with the provisions of this Section 8.2.
     8.3 Survival of Covenants; Termination of Representations and Warranties. All covenants contained herein or made in writing by the Company or by you in connection herewith shall survive the execution and delivery of this Agreement, the issuance and sale or other transfer of 2008 Senior Preferred hereunder; provided, however, that all representations and warranties contained herein or made in writing by the Company or by you in connection herewith shall terminate immediately following the Closing.
     8.4 Severability. In the event that any court or any governmental authority or agency declares all or any part of any Section of this Agreement to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any other Section of this Agreement, and in the event that only a portion of any Section is so declared to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate the balance of such Section.

     8.5 Successors and Assigns. All representations, warranties, covenants and agreements of the parties contained in this Agreement or made in writing in connection herewith, shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective nominees, successors and assigns and, in the case of a natural Person, of his heirs and personal representatives.
     8.6 Notices. All communications provided for hereunder shall be in writing and delivered by hand, by express delivery service with confirmed receipt or by first-class or certified mail, postage prepaid, and, if to you or your nominee, addressed to you at the address set forth below your name on the first page hereof or at such other address as you may designate to the Company in writing and if to any Holder of 2008 Senior Preferred other than you or your nominee, addressed to such Holders at their respective addresses as shown on the books of the Company or its transfer agent, and if to the Company, addressed to the Company at its offices at CNA Financial Corporation, 333 South Wabash Street, Chicago, Illinois 60604; Attention: Treasurer or such other place as shall be designated by the Company in writing.
     8.7 Governing Law. The validity, meaning and effect of this Agreement shall be determined in accordance with the domestic laws of the State of Illinois applicable to contracts made and to be performed in that state without giving effect to any choice or conflict of law provision or rule (whether in the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.
     8.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.
     8.9 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by you at Closing or thereafter (except certificates evidencing shares of 2008 Senior Preferred) and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction, absent evidence of alteration, shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
     8.10 Transfers. Any transferee to whom shares of 2008 Senior Preferred are transferred in accordance with Article VI hereof shall be entitled to all rights and benefits to which the transferor would be entitled as an original Holder of the 2008 Senior Preferred so transferred.
     8.11 Headings. The headings used herein are solely for the convenience of the parties and shall not constitute a part hereof or serve to modify or interpret the text.
     8.12 Entire Agreement and Exhibits. This Agreement and the Exhibits hereto constitute and encompass the entire agreement and understanding of the parties hereto with regard to the transactions contemplated or provided for herein.

Very truly yours, CNA FINANCIAL CORPORATION
By:	/s/ D. Craig Mense
	Name:	D. Craig Mense
	Title:	Executive Vice President and Chief Financial Officer

The terms of the foregoing Purchase Agreement are approved and accepted by the undersigned as of October 27, 2008. LOEWS CORPORATION
By:	/s/ Peter W. Keegan
	Name:	Peter W. Keegan
	Title:	Senior Vice President and Chief Financial Officer

Exhibit 1.1
CNA FINANCIAL CORPORATION
CERTIFICATE OF DESIGNATION RELATING
TO THE 2008 SENIOR PREFERRED STOCK
WITH NO PAR VALUE OF
CNA FINANCIAL CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

     CNA Financial Corporation, a Delaware corporation (the “Corporation”), hereby certifies that pursuant to the authority contained in Article FOURTH of the Corporation’s Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the following resolution was duly adopted by the Special Review Committee of the Board of Directors of the Corporation (which was granted authority to designate the terms hereof by resolutions of the Board of Directors of the Corporation), creating a series of its Preferred Stock designated as the 2008 Senior Preferred Stock:
     RESOLVED, that there is hereby created and the Corporation be, and it hereby is, authorized to issue 12,500 shares of a series of its Preferred Stock designated the 2008 Senior Preferred Stock (the “2008 Senior Preferred”) to have the powers, preferences and rights and the qualifications, limitations or restrictions thereof hereinafter set forth in this resolution:
     1. Preference. The preferences of each share of the 2008 Senior Preferred with respect to distributions of the Corporation’s assets as dividends or upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be (i) equal to the preferences of every other share of the 2008 Senior Preferred from time to time outstanding in every respect, (ii) equal to the preferences of all Parity Stock, (iii) senior to the preferences of the Corporation’s common stock and any series of preferred stock expressly made junior to the 2008 Senior Preferred to the extent so provided and (iv) junior to the preferences of any Senior Stock.
     2. Voting Rights. Except as otherwise expressly provided herein, in the Certificate of Incorporation or the By-laws of the Corporation or by law, the Holders of the 2008 Senior Preferred, by virtue of their ownership thereof, shall have no voting rights.
     3. Liquidation Rights.
          (A) Liquidation Amount. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any 2008 Senior Preferred shall be outstanding, each then outstanding share of the 2008 Senior Preferred shall entitle the Holder thereof to a preference, against the Property of the Corporation available for distribution to the Holders of the

Corporation’s Stock equal to the 2008 Senior Preferred Value plus an amount equal to all unpaid dividends accrued thereon to the date that the Corporation makes the payment available to the Holders.
          (B) No Further Right To Participate. After payment of all amounts payable pursuant to Section 3(A) shall have been made in full to the Holders of the outstanding the 2008 Senior Preferred, or funds necessary for such payment shall have been set aside in trust for the account of the Holders of the 2008 Senior Preferred so as to be, and continue to be, available therefor, the Holders of the 2008 Senior Preferred shall be entitled to no further participation in the distribution of assets of the Corporation.
          (C) Proportionate Distribution. If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds thereof available for distribution to the Holders of shares of the 2008 Senior Preferred shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to paragraph (A) of this Section 3, no such distribution shall be made on account of any shares of Parity Stock unless proportionate distributive amounts shall be paid on account of the shares of the 2008 Senior Preferred, ratably, in proportion to the full distributable amount for which holders of all such shares of Parity Stock and the 2008 Senior Preferred are respectively entitled upon such liquidation, dissolution or winding-up.
          (D) Order of Distributions. All of the preferential amounts to be paid to the Holders of the 2008 Senior Preferred as provided in this Section 3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Property of the Corporation to, the Holders of any common stock or any series of preferred stock, whether now or hereafter authorized, which ranks junior to the 2008 Senior Preferred upon such liquidation, dissolution or winding-up.
     4. Dividends.
          (A) Accrual of Dividends. The Holders of the 2008 Senior Preferred shall be entitled to receive, when and as declared by the Board out of funds legally available therefor, cumulative dividends payable in cash. Such dividends shall accrue at the Applicable Rate and shall be cumulative with respect to each share of the 2008 Senior Preferred, from the date of issuance of such share, and shall accrue quarterly until paid, whether or not earned, whether or not declared by the Board and whether or not there are funds legally available therefor on the date such dividends are payable. The amount of dividends per share payable on shares of the 2008 Senior Preferred for each full Dividend Period shall be computed by dividing by four the Applicable Rate for such Dividend Period and applying the rate obtained against the 2008 Senior Preferred Dividend Calculation Value per share of the 2008 Senior Preferred as of the relevant Dividend Payment Date. The amount of dividends payable for the initial dividend period or any other period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months.
          (B) Payment of Dividends. Dividends shall be payable in cash to each Holder of the 2008 Senior Preferred in quarterly installments on March 31, June 30, September 30, and December 31 in each year, commencing on December 31, 2008 (each a “Dividend Payment Date”), as declared by the Board out of funds legally available therefor. The Board may fix a record date for the determination of a dividend or distribution declared thereon, which record date shall not be more than 30 days prior to the date fixed for the payment thereof. Dividends shall cease to accrue on any Stock redeemed as provided herein, or as to the 2008 Senior Preferred upon any liquidation as described herein.
          (C) No Additional Dividends or Interest. Holders of shares of the 2008 Senior Preferred shall not be entitled to any dividend, whether payable in cash, Property or Stock, in excess of full cumulative dividends, as herein provided on the 2008 Senior Preferred. No interest or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the 2008 Senior Preferred which may be in arrears.
          (D) Limitation on Certain Distributions. So long as any shares of the 2008 Senior Preferred are outstanding, no dividend (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock or in any other Stock ranking junior to the 2008 Senior Preferred as to dividends and liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the common stock or upon any other Stock of the Corporation ranking junior to or on a parity with the 2008 Senior Preferred as to dividends or upon liquidation, nor shall any common stock nor any other Stock of the Corporation ranking junior to or on parity with the 2008 Senior Preferred as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys to be paid to or made available for a sinking fund for the redemption of any shares of any such Stock) by the Corporation (except by conversion into or exchange for Stock of the Corporation ranking junior to the 2008 Senior Preferred as to dividends and upon liquidation).
     5. Redemption.
     Upon the mutual agreement of the Corporation and the Holders of a majority of the outstanding shares of the 2008 Senior Preferred, at any time and from time to time, the outstanding shares of the 2008 Senior Preferred may be redeemed for cash in whole or in part on a pro rata basis at a redemption price per share equal to the 2008 Senior Preferred Value plus all unpaid dividends accrued thereon through and including the date of redemption.
     6. Conversion; Exchange. The 2008 Senior Preferred shall not be convertible into or exchangeable for any other shares of Stock or Property of the Corporation.
     7. Protective Provisions. So long as any shares of the 2008 Senior Preferred remain outstanding, the Corporation shall not, without the affirmative vote or written consent of Holders of at least a majority (or more if required by law) of the outstanding shares of the 2008 Senior Preferred:
          (A) Amend, waive or repeal any provisions of, or add any provision to, this Certificate of Designation; or
          (B) Authorize, create, issue or sell any shares of Senior Stock or Parity Stock.
     8. Notices. All notices provided for hereunder shall be in writing and delivered by hand or by first-class or certified mail, postage prepaid and, if to a Holder of the 2008 Senior Preferred, to such Holder at the address as shown on the books of the Corporation or its transfer agent, if any, and if to the Corporation to its offices at 333 South Wabash, Chicago, Illinois 60604; Attention: Treasurer, or such other place as shall be designated by the Corporation in a notice delivered to the Holders of the 2008 Senior Preferred.
     9. Definitions. As used in this Certificate of Designation, the following terms have the following meanings:
     “Applicable Rate” shall mean initially 10% per annum. On the fifth anniversary of the date of original issuance of the 2008 Senior Preferred and on each fifth anniversary thereafter (each, a “Reset Date”), the Applicable Rate shall be reset to equal the greater of 10% per annum or the Reset Rate on the applicable Reset Date.
     “Board” shall mean the Board of Directors of the Corporation.
     “Dividend Payment Date” shall have the meaning set forth in Section 4(B) hereof.
     “Dividend Period” shall mean (i) initially the period commencing on the date of the initial issuance of any shares of the 2008 Senior Preferred and ending on December 31, 2008 and (ii) thereafter, the period commencing on the date immediately following a Dividend Payment Date and ending on the next Dividend Payment Date, except that the final Dividend Period with respect to any share of the 2008 Senior Preferred shall end on the date such share is redeemed.
     “Holders” shall mean the Persons who shall, from time to time, own of record or beneficially any shares of the 2008 Senior Preferred. The term “Holder” shall mean one of the Holders.
     “Parity Stock” shall mean any shares of any class or series of Stock of the Corporation having any preference or priority as to dividends or liquidation, dissolution or winding up equal to or pari passu with any such preference or priority of the 2008 Senior Preferred and any instrument or security convertible into or exchangeable for Parity Stock.
     “Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or a government organization or an agency or political subdivision thereof.
     “Property” shall mean an interest in any kind of property or assets, whether real, personal or mixed, or tangible or intangible.
     “Reset Rate” shall mean a rate equal to the Treasury Yield plus 700 basis points.
     “Senior Stock” shall mean any shares of any class or series of Stock of the Corporation having any preference or priority as to dividends or liquidation superior to any such preference or priority of the 2008 Senior Preferred and any instrument or security convertible into or exchangeable for Senior Stock.
     “2008 Senior Preferred Dividend Calculation Value” shall mean as of December 31 of each year, the sum of (i) the 2008 Senior Preferred Value and (ii) all accrued and unpaid dividends as of such date.

     “2008 Senior Preferred Value” shall mean $100,000 per share of the 2008 Senior Preferred.
     “Stock” shall include any and all shares, interests or other equivalents (however designated) of, or participations in, corporate stock, including without limitation any Stock redeemed as provided for herein which shall have the status of authorized but unissued shares.
     “Treasury Yield” shall mean the yield to maturity on the applicable Reset Date of United States Treasury securities with a maturity of 10 years (or the maturity closest to 10 years for which yield information is publicly reported), as reported by Bloomberg L.P. (or any successor to Bloomberg L.P.), as of 4:00 p.m., New York City time on the business day immediately preceding the applicable Reset Date, on screen “Govt C4” or another screen hereafter used by Bloomberg L.P. to report on United States Government securities, or if Bloomberg L.P. (or a successor) is no longer publishing such information, then any publicly available source of similar data as determined by the Board.
     IN WITNESS WHEREOF, CNA Financial Corporation has caused this Certificate to be duly executed this ___day of November, 2008.

CNA FINANCIAL CORPORATION
By:
Its: Executive Vice President and Chief Financial Officer

EXHIBIT 4.4
[CNA LETTERHEAD]
[                    ], 2008
Loews Corporation
667 Madison Avenue
New York, New York 10021-8087
Attn: General Counsel
Gentlemen:
I am providing this opinion as Executive Vice President, Secretary and General Counsel of CNA Financial Corporation, a Delaware corporation (the “Company”), in connection with the transactions contemplated by that certain Stock Purchase Agreement (the “Agreement”), dated as of October 27, 2008, by and between the Company and Loews Corporation (“Loews”), pursuant to which the Company will issue and sell to Loews 12,500 shares (the “Shares”) of its 2008 Senior Preferred Stock, no par value. Capitalized terms used herein, but not otherwise defined, shall have the meanings provided for such terms in the Agreement.
In connection with the foregoing, I have examined the minute books and stock records of the Company; the Certificate of Incorporation and By-Laws of the Company; the 2008 Senior Preferred Certificate; copies of the resolutions of the Board of Directors of the Company appointing a special committee of the Board; and resolutions of such special committee approving the resolution embodied in the 2008 Senior Preferred Certificate and the transactions contemplated by the Agreement. In addition, I have reviewed such other documents and instruments, investigated such matters of law and have conferred with such officers and directors of the Company and have ascertained or verified to my satisfaction, such additional facts with respect to the Company which I have deemed necessary or appropriate for the purposes of rendering this opinion.
I do not express any opinion as to any matters governed by any laws other than the General Corporation Law of the State of Delaware.
Based upon and qualified by the foregoing, I am of the opinion that:
(i)	The Company is a corporation duly organized, validly existing as a corporation in good standing under the laws of the State of Delaware; and

(ii)	The Shares have been duly authorized and will, when issued and sold by the Company in accordance with the terms of the Agreement, be validly issued, fully paid and nonassessable.

This opinion is being furnished pursuant to Section 4.4 of the Agreement and is for the sole benefit of the addressee hereto in connection with the above-described matter. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or corporation or quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or used for any other purpose without my prior consent. This opinion is limited to the matters set forth herein; no opinion may be inferred or implied beyond the matters expressly stated in this opinion. This opinion is rendered on the date hereof and I have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which I become aware after the date hereof.

Very truly yours

Jonathan D. Kantor
Executive Vice President, Secretary and General Counsel